Exhibit 99.1

Ocera Therapeutics Raises $25.2 Million in Public Offering

PALO ALTO, Calif., July 10, 2014 (GLOBE NEWSWIRE) — Ocera Therapeutics (Nasdaq:OCRX) (“Ocera”) today announced that it has priced an underwritten public offering of 4,200,000 shares of its common stock at an offering price of $6.00 per share. The offering will raise gross proceeds to Ocera of $25.2 million before deducting the underwriting discount and other offering expenses. Ocera has also granted the underwriters a 30-day option to purchase up to an additional 630,000 shares of common stock, which would result in additional gross proceeds of $3.78 million, if exercised in full.

Ocera intends to use the proceeds to progress the clinical development programs of OCR-002 and for working capital and other general corporate purposes. The offering is expected to close on July 15, 2014, subject to the satisfaction of customary closing conditions.

Stifel and Cowen and Company acted as joint bookrunning managers for the offering. JMP Securities acted as lead manager.

A shelf registration statement on Form S-3 relating to the shares of common stock to be issued in the offering has been filed with the Securities and Exchange Commission (the “SEC”) and declared effective. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the website of the SEC at www.sec.gov. When available, copies of the final prospectus supplement and accompanying base prospectus relating to the offering may also be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, or by calling (415) 364-2500, or from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, New York 11717, Attention: Prospectus Department, or by calling (631) 274-2806, or by faxing (631) 254-7140.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Ocera

Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration, or FDA, for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute on chronic liver disease.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, statements related to the OCR-002 clinical development program and the proposed uses of proceeds from the offering. These statements are subject to risks and uncertainties that could cause Ocera’s actual results to differ materially from those projected and Ocera cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed offering. Additional risks and uncertainties relating to Ocera and its business can be found under the heading “Risk Factors” in Ocera’s Annual Report on Form 10-K for the year ended December 31, 2013, as well as other risks detailed in Ocera’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

CONTACT:	Michael Byrnes
Ocera Therapeutics, Inc.
Communications@ocerainc.com
650-475-0150